FIRST AMENDMENT TO THE

LIMITED LIABILITY COMPANY AGREEMENT OF

ATRISCO OIL & GAS LLC

This First Amendment (the “Amendment”)  to the Limited Liability Company Agreement (the “Company Agreement”)  of Atrisco Oil & Gas LLC (the “Company”),  a New Mexico limited liability company, is made and entered into as of June 15, 2007 by and between the members of the Board of Directors of the Company (the “Board”), and Westland Development Co., Inc. (the “Class B Unitholder”),  a New Mexico corporation and the sole holder of a Class B Unit of the Company.

RECITALS:

A. The Board considers it in the best interests of the Company and its members to amend certain provisions of the Company Agreement to, among other things, (i) expressly authorize the Board to approve the compensation of the members of the Board and the officers of the Company, (ii) permit infer vivos (during life time) transfers of units of the Company to lineal descendants of the unitholders of the Company, and (iii) clarify certain other related matters.

B. Section 5.8 of the Company Agreement provides that the Company Agreement may only be amended by a written instrument approved by the Board, subject to the rights of the Class B Unitholder as set forth in Section 1.6 of the Company Agreement, which Section 1.6 provides, in its relevant part, that any amendment to the Company Agreement or any of the Company's other constituent documents shall require the prior approval of the Class B Unitholder.

C. The Class B Unitholder has reviewed the Board's position and proposed amendments to the Company Agreement and agrees with the Board's proposals.

D. Terms that are defined in the Company Agreement shall have the same meanings when used in this Amendment.

AGREEMENT:

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein and in the Company Agreement, the undersigned hereto do hereby agree as follows:

          Section 1. Amendments to the Company Agreement.

          (a) The following paragraph shall be added to Section 1.5 of the Company Agreement:

“(r) The Directors shall receive only such compensation for their services as directors or as members of committees of the Board as may be allowed by resolution of the Board. The Board may also provide that the Company shall reimburse each such director for any reasonable expense incurred by such director on account of such director's attendance at any meetings of the Board or committees of the Board. Except as otherwise limited by law, neither the payment of such compensation nor the reimbursement of such expenses shall be construed to preclude any Director from serving the Company in any other capacity and receiving compensation therefore.”

 (b) Section 2.1 of the Company Agreement shall be amended in its entirety to read as follows:

“2.1. Unitholders. Schedule A contains the name and address of each Unitholder as of the date of this Agreement. Schedule A shall be updated from time to time to reflect the admission or resignation of a Unitholder or the transfer or assignment of a Unit or the issuance or cancellation of new or existing Units in accordance with the terms of this Agreement and applicable law. The appropriate officers of the Company are hereby authorized to issue on behalf of the Company an updated version of Schedule A as needed from time to time to reflect any of the changes mentioned in the preceding sentence, and including the name, address and number of Units held by the Unitholders of the Company at any given time.”

(d) Section 2.3(a) of the Company Agreement shall be amended in its entirety to read as follows:

“(a) The Units will not be transferable, other than (i) to any lineal descendants of the Unitholders pursuant to an inter vivos transaction, or (ii) pursuant to applicable laws of intestacy, will or descent to lineal descendants of the Unitholders; provided, that the Board may provide for the transferability of the Units to third parties in compliance with all applicable federal and state securities laws at the Company's sole expense. Each certificate representing any Units will be endorsed by the Company with a legend reading substantially as follows:

“THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED AS A DIVIDEND FROM WESTLAND DEVELOPMENT CO., INC. AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH UNITS MAY NOT BE-SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THE LIMITED LIABILITY AGREEMENT OF ATRISCO OIL & GAS LLC, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF ATRISCO OIL &GAS LLC.”

             Section 2. Miscellaneous. The provisions of the Company Agreement shall remain in full force and effect except as expressly amended and modified as set forth in this Amendment. This Amendment and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of New Mexico without regard to any choice of law principles. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same document.

[Remainder of Page Intentionally Left Blank -Signature Pages Follow)

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

CLASS A DIRECTORS: /s/ Ray Mares, Jr. Ray Mares, Jr.

/s/ Charles K. Pena Charles K. Pena

/s/ Troy K. Benavidez Troy K. Benavidez

/s/ Randolph M. Sanchez Randolph M. Sanchez

CLASS B DIRECTOR:

/s/ William F. Steadman William F. Steadman SunCal Companies, Parent Company to Westland Development Co., Inc., Class B Unitholder